UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     May 13, 2005

Delphi Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5725 Delphi Drive, Troy, MI	48098

(Address of Principal Executive Offices)	(Zip Code)

                                    (248) 813-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02   RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Delphi Corporation (“Delphi” or the “Company”) today released financial information containing unaudited results for the three months ended March 31, 2005 and 2004. These financial results remain subject to review by Delphi’s independent auditors. The results reflect adjustments for the effects of improper accounting identified in the ongoing internal investigation by Delphi’s audit committee; however, the unaudited results are preliminary and are subject to any further findings coming out of the internal investigation and any subsequent events occurring after March 31, 2005. A copy of the press release is attached as exhibit 99 (a) hereto.

ITEM 2.06   MATERIAL IMPAIRMENTS

     In conjunction with Delphi finalizing its December 31, 2004 financial statements, the Company was required to re-assess the recoverability of its U.S. deferred tax assets, which amounted to approximately $4.7 billion. Due to the Company’s history of U.S. losses over the past three years, combined with its current U.S. operating outlook for the near to medium term, Delphi determined that it could no longer support realization of such amounts under current accounting guidelines. Accordingly, the Company will record a charge to establish a valuation allowance against its U.S. deferred tax assets in its December 31, 2004 financial statements when filed. This is not a cash charge; therefore, there is no impact to Delphi’s net liquidity position. Additionally, at such time that Delphi’s U.S. operations return to sustained profitability, the Company will reassess the potential to reverse the valuation allowance being established.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(c)    Exhibits.   The following exhibit is being furnished as part of this Report.

Exhibit
Number	Description
99 (a)	Press Release dated May 13, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION (Registrant)
Date: May 13, 2005
	By:	/s/ JOHN D. SHEEHAN
(John D. Sheehan, Acting Chief Financial Officer, Chief Accounting Officer and Controller)